UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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inTEST Corporation
(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________________
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[inTEST Logo]

Supplement to the Notice of Annual Meeting and Proxy Statement for
the 2017 Annual Meeting of Stockholders of inTEST Corporation
To be held on Wednesday, June 28, 2017, at 11:00 A.M., Eastern Daylight Time,
at the Company's headquarters at 804 East Gate Drive, Suite 200, Mt. Laurel, NJ

Dear Stockholder:

This supplement provides updated and amended information with respect to the 2017 Annual Meeting of Stockholders (the "Annual Meeting") of inTEST Corporation (the "Company"). Except as amended or supplemented by the information contained in this supplement, all information set forth in the Notice of Annual Meeting and Proxy Statement dated May 1, 2017 (the "Proxy Statement") remains accurate and should be considered in casting your vote by proxy or in person at the Annual Meeting.

The purpose of this supplement is to revise the list of nominees for election to our Board of Directors as set forth in the Proxy Statement due to the death on May 13, 2017 of Alyn R. Holt, one of our directors and Executive Chairman. Mr. Holt had been nominated for re-election to our Board of Directors by our Nominating and Corporate Governance Committee at its meeting on April 18, 2017, and we prepared our Proxy Statement accordingly. As described below, this supplement provides information regarding the replacement nominee selected by our Nominating and Corporate Governance Committee, James Pelrin, our EVP and Chief Operating Officer.

In response to Mr. Holt's death, we implemented a portion of our management succession plan pursuant to which Robert E. Matthiessen was appointed Executive Chairman in addition to his positions as President and CEO, and James Pelrin was appointed Chief Operating Officer in addition to his position as EVP. In doing so, we are combining the role of Chief Executive Officer with that of our Executive Chairman. As we state in the Proxy Statement and in our Guidelines on Significant Corporate Governance Issues, our general policy is that the position of CEO may be held by either the Executive Chairman or the President. We believe that this flexibility affords us the greatest ability to maintain strong leadership and management. This is particularly true as we respond to the unexpected circumstance of our previous Executive Chairman's death.

The Nominating and Corporate Governance Committee has nominated, and the Board of Directors has approved, James Pelrin to fill the vacancy on the Board of Directors created by Mr. Holt's death. The Nominating and Corporate Governance Committee has also approved the nomination of Mr. Pelrin to stand for election to the Board of Directors at the Annual Meeting in replacement of Mr. Holt. In addition to his 16 years working for inTEST in the ATE and thermal solutions industries, Mr. Pelrin has held senior management positions in a variety of high tech electronic industries around the globe including in the UK, Canada and Mexico. As an employee of inTEST, Mr. Pelrin will not be an independent director. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Pelrin's education and experience in international business management throughout his 40 year career, breadth of knowledge of inTEST's products, operations and markets, and his in depth knowledge of a variety of technically sophisticated industries will enable Mr. Pelrin to help guide and execute our strategies and make valuable contributions as one of our directors. The Board of Directors unanimously recommends your vote in favor of James Pelrin.

This supplement does not change any other matter to be acted upon at the Annual Meeting, which are described in the Proxy Statement, except that Mr. Holt will no longer be standing for election as a director.

The Proxy Statement is available on our website at:
http://investor.shareholder.com/intest/annual.cfm?AnnualPage=meeting

Sincerely

/s/ Hugh T. Regan, Jr.
Hugh T. Regan, Jr.
Secretary

May 16, 2017